Exhibit 10.3

June 2, 2022

Kerry Clem

[Address]

[City, State, Zip Code]

Dear Kerry:

I refer to the employment letter agreement (“Agreement”) effective as of September 1, 2020 (the “Effective Date”), setting forth the terms of your employment with Acorda Therapeutics, Inc. (the "Company"). This letter agreement sets forth proposed amended and restated terms of your Agreement. Upon your signing, dating and returning this letter agreement, the existing term of your Agreement shall be deemed to continue under these amended and restated terms.

1.	Employment.

You will continue to be employed by the Company as its Chief Commercial Officer.

2.	Base Salary.

In consideration for your services under this Agreement, you shall be paid an annual base salary of $415,000 (your annual base salary in effect as of the date of this letter agreement), to be paid in accordance with the Company's standard payroll practices. Your base salary shall be reviewed annually by the President and Chief Executive Officer and the compensation committee of the Board of Directors.

3.	Annual Bonus.

You shall be eligible to receive an annual bonus as part of any bonus program implemented by the Board of Directors in an amount determined based on your performance.

4.	Benefits; Perquisites; Reimbursement of Expenses.

In addition to those payments set forth above, you shall be entitled to the following benefits and payments:

(a)Employee Benefit Plans Generally. You shall be entitled to participate in all employee benefit plans which the Company provides or may establish from time to time for the benefit of its senior executives.

(b)Vacation. You shall be entitled to paid vacation in accordance with the Company's vacation policy for senior managers as that policy may be amended from time to time.

(c)Perquisites and Reimbursement of Expenses. You shall be entitled to all perquisites offered to senior executives of the Company. In addition, you shall be entitled to reimbursement for all ordinary

420 Saw Mill River RoadPhone: (914) 347-4300E-mail: Acorda@acorda.com

Ardsley, NY 10502Fax: (914) 347-4560Website: www.acorda.com

and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company's business, in accordance with the policies adopted from time to time by the Company.

(d)Insurance. You shall be covered by a Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense, for so long as the Company has such a policy in place.

5.	Stock Options, Stock Appreciation Rights and Restricted Stock Awards.

You shall be eligible to receive annual performance-based stock option grants to purchase shares of the Company's common stock (“Options”), stock appreciation rights awards (“SARs”), and/or restricted stock awards of the Company's common stock (“Stock Awards”). The number of annual Options, SARs, and/or Stock Awards granted shall be determined based on the achievement of individual performance objectives as recommended by the compensation committee and approved by the Board of Directors and the Company's achievement of its goals and objectives. All such Options, SARs, and/or Stock Awards shall be granted pursuant to and in accordance with the terms of the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan as amended and/or any additional or replacement plan adopted by the Board (the "Plan(s)"), subject to the terms and conditions specified herein. Unless otherwise provided for in any Option, SARs or Stock Awards agreement, all Options, SARs and Stock Awards granted to you shall vest in 16 equal quarterly installments, beginning with the first day of the quarter next following the date the Option, SAR or Stock Award is granted.

6.	Termination.

(a)Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason other than pursuant to subsection (c) of this Section 6, the following shall apply:

(i) The Company shall continue to pay to you your base salary for a period ending on the date that is twelve (12) months after you terminate (the "Severance Period"). Such salary continuation payments will be paid at the time of the Company's standard payroll during the Severance Period, except as provided in the next sentence. To the extent that the sum of your salary continuation payments that would otherwise be paid in the first six months following your termination exceed the lesser of (A) two times your annual rate of pay (determined under Treas. Reg. § 1.409A-1(b)(9)(iii) and (B) two times the compensation limit under section 401 (a)(17) of the Internal Revenue Code (the "Code") for the year of your termination, such excess shall not be paid within the first six months of your termination and, instead, will be paid in the seventh month after your termination of employment.

(ii)  The Company shall also pay you a bonus equal to the target bonus for which you would have been eligible for the year of termination pursuant to the Company's then effective cash bonus plan, multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be made in the month next following the month of termination of your employment. You shall also be entitled to any bonus for the calendar year immediately preceding the year of the termination of your employment to the extent unpaid at the time of termination (an “Unpaid Prior Year Bonus”), which shall be in an amount determined by the Board and the Company using the applicable corporate and personal scoring method and subject to the other parameters specified in the cash bonus plan for the relevant calendar year. Any Unpaid Prior Year Bonus to which you are entitled shall be paid to you during the same calendar year in which your employment terminates, at the same time the Company pays the relevant calendar year bonus to employees generally.

(iii) If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer's group health insurance plan during the Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(iv) The Options and SARs granted to you hereunder or under any other agreement that have vested as of the termination date shall remain exercisable until the end of the Severance Period, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under Section 409A of the Code) or the 10th anniversary of the original date of grant. All unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

(v) The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (a)(v) shall be made at the time of the Company's standard payroll for the pay period that includes the date of termination of your employment or as otherwise required by applicable law.

(vi) The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation. Payment under this subsection (a)(vi) shall be made within 10 days following your presentation of appropriate supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

(b)Termination of Your Employment by the Company With Cause or by You Without Good Reason. The Company may terminate your employment with Cause or you may resign without Good Reason at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment. The Company shall also pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation; such payment shall be made within 10 days following your presentation of appropriate supporting documentation but no later than December 31 of the year next following the year of termination of your employment. Thereafter, no further payments shall be made to you under this Agreement. All Options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested Options will remain exercisable until ninety (90) days after the date the dispute is resolved. Notwithstanding the preceding, no Option will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.  All unvested Options, SARs and Stock Awards shall be forfeited.

(c)Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason Following a Change in Control. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason within the first 18 months after a Change in Control, the following shall apply:

(i) The Company shall pay to you an amount equal to twenty-four (24) months of your base salary (the "CIC Severance Period") in a lump sum in the month next following the month of termination of your employment, except as described in this paragraph. You shall be under no obligation to secure alternative employment during the CIC Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain. To the extent that salary continuation payments under Section 6(a)(i) would be delayed until the seventh month after termination of employment if Section 6(a)(i) applied to your termination of employment, the payment under this Section 6(c)(i) shall be delayed until the seventh month after termination of employment.

(ii) The Company shall also pay you a bonus equal to two (2) times the target bonus for which you would have been eligible for the year of termination pursuant to the Company's then-effective cash bonus plan. Such payment shall be made in the month next following the month of termination of your employment. You shall also be entitled to any Unpaid Prior Year Bonus, which shall be an amount determined by the Board and the Company using the applicable corporate and personal scoring method and subject to the other parameters specified in the cash bonus plan for the relevant calendar year. The Unpaid Prior Year Bonus shall be paid to you during the same calendar year in which your employment terminates, at the same time the Company pays the relevant calendar year bonus to employees generally.

(iii) If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer's group health insurance plan during the CIC Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(iv) To the extent that your Options, SARs and Restricted or other Stock Awards have not fully vested at the time of the termination of your employment, all of the unvested Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested (and, with respect to Restricted Stock Awards, have the restrictions removed) as of the termination date, and all vested Options shall remain exercisable for 18 months following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant.

(v) The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (c)(v) shall be made at the time of the Company's standard payroll for the pay period that includes the date of termination of your employment or as otherwise required by applicable law.

(vi) The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of appropriate supporting documentation. Payment under this subsection (c)(vi) shall be made within 10 days following your presentation of acceptable supporting documentation but no later than December 31 of the year next following the year of termination of your' employment.

(d)Cause. As used herein, “Cause” means that you have:

(i)committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(ii)committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

(iii)engaged in “willful misconduct” with respect to the business and affairs of the Company. For purposes of this Agreement, “willful misconduct” means misconduct committed with actual knowledge that your actions violate directions and instructions of the CEO, which directions and instructions are legal and consistent with this Agreement;

(iv)materially breached your duties under this Agreement or failed to materially comply with the Company’s policies and practices, provided that, if curable, the Company has notified you in writing of such breach or non-compliance and given you at least 30 days to cure; or

(v)committed an act of moral turpitude, theft, dishonesty or insubordination.

“Cause” shall be found only by a majority of the full Board.

(e)Good Reason. As used herein, “Good Reason” means:

(i)a material diminution in your base salary;

(ii)a material diminution in your authority, duties or responsibilities;

(iii)a material diminution in the authority, duties or responsibilities of the supervisor to whom you report;

(iv)a material diminution in the budget over which you retain authority

(v)a change by the Company in the primary geographic office location at which you must perform services that either (A) increases the commute from your home in excess of 30 miles as compared to the commute from your home to your then-current (prior to the change) primary geographic office location or (B) after a Change in Control, increases the commute from your home in excess of 30 miles as compared to the commute from your home to your Pre-CIC Location, unless: (x) the relocation is made to a different Company or affiliate office at your request and with your consent; or (y) the change is not materially adverse to you because, due to the substantial distance between your home and the metropolitan region or regions where the Company’s offices are located, and with the Company’s consent, you work substantially from or in the vicinity of your home and you visit Company offices only on an occasional or periodic basis as agreed with the Company; for these purposes, your “Pre-CIC Location” is your primary geographic office location immediately prior to any Change in Control; and

(vi)any other action or inaction that constitutes a material breach by the Company of this Agreement.

Termination for Good Reason may occur only if (A) you give the CEO notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) you terminate within two years following the initial existence of the condition.

(f)Change in Control. As used herein, "Change of Control" shall be deemed to have occurred if:

(i) there is a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation; or there is any other merger or consolidation if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

(ii)there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

(iii)any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company's securities.

(g)Compliance with Section 409A. This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to you are exempt from , or comply with, Section 409A of the Code. However, it is your obligation to pay all required taxes (including any taxes under Section 409A) on any payments provided under this Agreement. Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a "separation from service" within the meaning of Section 409A, and regulations promulgated thereunder. Each such payment shall be considered to be a separate payment for purposes of Section 409A.

7.	Confidentiality/Noncompetition.

As a condition of this Agreement, you agree to execute and be bound by the terms of the Company's form of Confidentiality, Invention Assignment and Non-Competition Agreement(s).

8.	Term.

The term of this Agreement shall continue for a period of one year following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one year terms unless the Company or you provide written notice of its or your determination not to renew this Agreement at least 60 days prior to the expiration of the then current term.

9.	Miscellaneous Provisions.

(a)Notices. All notices and other communications hereunder between you and the

Company shall be in writing, shall be addressed to the receiving party's address of record (or to such other address as a party may designate by notice hereunder), and shall be either (i) delivered by hand, (ii) made by telecopy, (iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

(b)Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c)Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d)Assignment. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may not be assigned or pledged by you. In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

(e)Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)Choice of Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

(g)Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. Notwithstanding the preceding sentence, the provisions of any Restricted Stock Agreements and all Option, SAR and Stock Award Agreements (“Awards”) granted pursuant to any Plan, entered into between you and the Company, shall constitute additional agreements between the Company and you, and the provisions of Sections 6(a)(iv), 6(b) and 6(c)(iv) of this Agreement shall constitute terms of such Awards, notwithstanding anything to the contrary in the Plans.

(h)Arbitration. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party's immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The Company shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator's fees, attorneys’ fees and all costs.

If the terms of this Agreement are acceptable to you please sign where indicated below. It is understood and acknowledged that a fax signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

By:/s/ Ron Cohen, M.D.

Ron Cohen, M.D.

President & CEO

Agreed to and accepted:

/s/ Kerry Clem

Kerry Clem

Date: 6/2/2022